UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 15, 2009
NAVARRE CORPORATION
(Exact name of Registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	000-22982 (Commission File Number)	41-1704319 (I.R.S. Employer Identification No.)
7400 49th Avenue North, New Hope, MN 55428
(Address of principal executive offices)
Registrant’s telephone number, including area code: (763) 535-8333
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On April 15, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Navarre Corporation (the “Company”) approved the Fiscal Year 2010 Annual Management Incentive Plan (the “Plan”), which is filed as Exhibit 10.1 to this report and incorporated into this Item 1.01 by reference. The Plan establishes criteria to be met in order for cash bonuses to be paid to the Company’s executive officers and other management employees. Bonuses may be earned based on the achievement of certain Company financial objectives and individual goals during the fiscal year ending March 31, 2010. The Committee selected the following financial objectives for fiscal year 2010: target consolidated EBITDA and, for subsidiary participants, a subsidiary specific EBITDA target. Other than discretionary awards as discussed below, no bonuses are earned if funding any portion of the incentive pool will cause the Company to fail to achieve the consolidated EBITDA target. Additionally, in order for subsidiary participants to earn a bonus, the applicable subsidiary must attain 80% of the specific subsidiary EBITDA target. If consolidated EBITDA exceeds the target, the incentive pool will be increased by 25% of the excess amount, and participants will share in the enhanced incentive pool on a pro-rata basis. However, bonus payments under the Plan are capped at 150% of the participant’s target bonus. The Committee believes the financial objectives are challenging but obtainable.
The Committee approved the following target bonus opportunities for our executive officers: Cary L. Deacon — 80% of base salary; J. Reid Porter — 55% of base salary; and each of Gen Fukunaga, Joyce Fleck and Calvin Morrell — 50% of base salary.
The Committee also approved a maximum discretionary pool of $500,000. The Committee may determine, in its discretion, to reward participants with exemplary performance during the fiscal year out of the discretionary pool whether or not financial objectives are achieved.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits. The following exhibit is filed with this document:

Exhibit
10.1	Fiscal Year 2010 Annual Management Incentive Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NAVARRE CORPORATION
Dated: April 21, 2009	By:	/s/ J. Reid Porter
		Name:	J. Reid Porter
		Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Fiscal Year 2010 Annual Management Incentive Plan